Exhibit 99.1

AITX’s RAD Awarded Multiple RIO 360 Orders for New Municipal Client

RAD Continuing Government Market Share Expansion

Detroit, Michigan, January 29, 2025 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCPK:AITX), a global leader in AI-driven security and productivity solutions for enterprise clients, along with its subsidiary, Robotic Assistance Devices, Inc. (RAD), has secured a contract for six RIO 360™ solar-powered security trailers. This order, facilitated through an authorized dealer, was placed by a municipality in the southeastern United States.

This contract was awarded following a competitive evaluation, with RAD’s RIO 360 security solution selected over an established industry leader in solar-powered security trailers. The decision reinforces RAD’s growing reputation as a preferred provider for municipalities seeking advanced security technology.

Building on the momentum announced earlier this week, this latest order further accelerates RAD’s expansion into city and county markets. The Company continues to see increased demand from municipalities looking for effective, cost-efficient security solutions that deliver real-time deterrence and remote monitoring capabilities.

“RIO 360 is winning when in competitive situations because it’s simply superior in so many ways” said Steve Reinharz, CEO/CTO of AITX and RAD. “Designed to provide comprehensive site coverage, the mobile security unit combines AI-powered analytics and automated deterrence features, making it an ideal choice for municipalities and large-scale deployments.”

With a growing pipeline of municipal and enterprise opportunities, RAD continues to expand its market presence with security solutions that provide immediate operational benefits and long-term cost savings. The Company remains focused on accelerating deployments, strengthening dealer partnerships, and securing additional contracts that reinforce its leadership in AI-driven security technology.

“Seeing municipalities adopt RAD solutions at an increasing pace is a testament to the effectiveness of our technology,” said Troy McCanna, Chief Security Officer & Senior Vice President of Revenue Operations at RAD. “RIO delivers the security coverage and deterrence that cities need while offering a streamlined deployment process through our dealer network. This latest contract is another indicator that RAD’s solutions are meeting the real-world demands of public safety and security.”

Reinharz concluded, “With a rapidly growing network of channel partners and enterprise clients, we are seeing an influx of demand for our AI-driven security solutions. Supporting this expansion requires investments in production, deployment logistics, and client support, ensuring that as we grow, we maintain the highest levels of service and innovation.”

Deployments are expected to begin in Q1 2025, with the RIO 360 units being placed at key locations identified by the end-user. RAD will support the deployment process along with its authorized dealer, ensuring seamless integration and optimal performance.

Sitting atop a standard RIO 360 are two ROSA units. ROSA is a multiple award-winning, compact, self-contained security and communication device that can be installed and activated in about 15 minutes. Its AI-driven capabilities include human, firearm, and vehicle detection, license plate recognition, responsive digital signage, audio messaging, and seamless integration with RAD’s software suite for real-time notifications and autonomous intelligent responses. Two-way communication is optimized for cellular, including live video from ROSA’s high-resolution, full-color, always-on cameras. RAD has published six Case Studies detailing how ROSA has helped eliminate instances of theft, trespassing and loitering at retail centers, hospital campuses, multi-family communities, car rental locations and construction sites across the country.

AITX, through its subsidiary, Robotic Assistance Devices, Inc. (RAD), continues to redefine security and facility management through its proprietary AIR (Autonomous Intelligent Response) technology, redefining the nearly $50 billion (US) security and guarding services industry1. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these tremendous cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.radcam.ai, www.stevereinharz.com, www.radgroup.ai, www.raddog.ai, and www.radlightmyway.com, or follow Steve Reinharz on Twitter @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Steve Reinharz

949-636-7060
@SteveReinharz

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/